Exhibit 10.1

NEW JERSEY MINING COMPANY

CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT (the "Agreement") is made as of April 14, 2021 (the "Effective Date") by and among New Jersey Mining Company, an Idaho corporation (the "Company"), and the persons and entities named on the Schedule of Purchasers attached hereto (individually, a "Purchaser" and collectively, the "Purchasers").

RECITAL

To provide the Company with financing for its acquisition of the Ward Land-West (as defined in Section 3.8 below), the Purchasers are willing to loan to the Company in one or more disbursements up to an aggregate amount of One Million Five-Hundred Sixty Thousand and 00/100 Dollars ($1,750,000.00), subject to the terms and conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and each Purchaser, intending to be legally bound, hereby agree as follows:

1.AMOUNT AND TERMS OF THE LOAN.

1.1The Loan.  Subject to the terms of this Agreement, each Purchaser agrees to lend to the Company at the Closing (as hereinafter defined) the amount set forth opposite such Purchaser's name on the Schedule of Purchasers attached to this Agreement (each, a "Loan Amount") against the issuance and delivery by the Company of a convertible promissory note for such amount, in substantially the form attached hereto as EXHIBIT A (each, a "Note" and collectively, the "Notes").  The aggregate principal amount to be loaned to the Company under the Notes is One Million Five-Hundred Sixty Thousand and 00/100 Dollars ($1,750,000.00).

1.2Purpose of Loan.  The primary purpose of the loan is to allow the Company to acquire approximately 503 acres of real property located in Shoshone County, Idaho, including the patented mining claims (with both surface and mineral rights) relating to said real property (the “Ward Land-West”). Loan proceeds in excess of the purchase price for the Ward Land-West will be used by the Company as working capital to benefit the Ward Land-West or to acquire additional real property.

1.3Security. Payment and performance of the Notes will be secured by a single real estate mortgage in substantially the form attached hereto as EXHIBIT B (the "Security Instrument").  The Security Instrument will encumber Ward Land-West.  Each Purchaser will be a mortgagee under the Security Instrument.  The Purchasers holding Notes with an aggregate unpaid principal balance that exceeds fifty percent (50%) of the outstanding principal balances of all Notes shall appoint one Purchaser to act as the agent under the Security Interest (the "Agent") to take such actions as Agent deems appropriate, and to exercise such powers as are delegated to

Agent by the terms of, and pursuant to, the Security Instrument and together with such powers as are incidental thereto.

2.Closing and Delivery.

2.1Closing.  The closing of the sale and purchase of the Notes (the "Closing") shall be held on the Effective Date, or at such other time as the Company and Purchasers may mutually agree (such date is hereinafter referred to as the "Closing Date").

2.2Subsequent Sales of Notes.  At any time on or before the thirtieth (30th) day following the Closing, the Company may sell Notes representing up to the balance of the authorized principal amount not sold at the Closing (the "Additional Purchasers").  All such sales made at any additional closings (each an "Additional Closing") shall be made on the terms and conditions set forth in this Agreement and (i) the representations and warranties of the Company set forth in Section 3 hereof shall speak as of the Closing and the Company shall have no obligation to update any disclosure related thereto, and (ii) the representations and warranties of the Additional Purchasers in Section 4 hereof shall speak as of such Additional Closing.  This Agreement, including without limitation, the Schedule of Purchasers, may be amended by the Company without the consent of Purchasers to include any Additional Purchasers upon the execution by such Additional Purchasers of a counterpart signature page hereto.  Any Notes sold pursuant to this Section 2.2 shall be deemed to be "Notes," for all purposes under this Agreement and any Additional Purchasers thereof shall be deemed to be "Purchasers" for all purposes under this Agreement.

2.3Delivery.  At the Closing and each Additional Closing (i) each Purchaser shall deliver to the Company a check or wire transfer funds in the amount of such Purchaser's Loan Amount; and (ii) the Company shall issue and deliver to each Purchaser a Note in favor of such Purchaser payable in the principal amount of such Purchaser's Loan Amount.

3.REPRESENTATIONS, WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Purchaser as of the Closing as follows:

3.1Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Idaho.  The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2Corporate Power.  The Company has all requisite corporate power to execute and deliver this Agreement, to issue each Note and to execute and deliver the Security Instrument (collectively, the "Loan Documents") and to carry out and perform its obligations under the terms of the Loan Documents.

3.3Authorization.  All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization of the Loan Documents and the execution, delivery and performance of all obligations of the Company under the Loan Documents, including the issuance and delivery of the Notes and the reservation of the equity securities issuable upon conversion of the Notes (collectively, the "Conversion Securities") has been taken or will be taken prior to the issuance of such Conversion Securities.  The Loan Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.  The Conversion Securities, when issued in compliance with the provisions of the Loan Documents will be validly issued, fully paid and nonassessable and free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

3.4Governmental Consents.  All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes and the Conversion Securities issuable upon conversion of the Notes or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at such time as required by such governmental authority.

3.5Compliance with Laws.  To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition or operations of the Company.

3.6Compliance with Other Instruments.  The Company is not in violation or default of any term of its articles of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violations that would not individually or in the aggregate have a material adverse effect on the Company. The execution, delivery and performance of the Loan Documents, and the consummation of the transactions contemplated by the Loan Documents will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.  The sale of the Notes and the subsequent issuance of the Conversion Securities are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

3.7Offering.  Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the offer, issue, and sale of the Notes and the Conversion Securities (collectively, the "Securities") are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.8Use of Proceeds.  The Company shall use the proceeds of sale and issuance of the Notes for the acquisition of approximately 503 acres of patented mining claims with both surface and mineral rights, commonly known as the "Ward Land-West", which real property is legally described in the Security Instrument.  The proceeds of sale and issuance of the Notes in excess of the purchase price for the Ward Land-West shall be used by the Company as working capital to benefit the Ward Land-West or to acquire additional real property.

4.REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

4.1Purchase for Own Account.  Each Purchaser represents that it is acquiring the Securities solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2Information and Sophistication.  Without lessening or obviating the representations and warranties of the Company set forth in Section 3, each Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3Ability to Bear Economic Risk.  Each Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.4Further Limitations on Disposition.  Without in any way limiting the representations set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144, except in unusual circumstances.

(c)Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) or member (or retired member) of such Purchaser in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

4.5Accredited Investor Status.  The information in the Confidential Investor Questionnaire attached hereto in EXHIBIT C is accurate and true in all respects, and the Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Act.

4.6Legends.  The Purchaser understands that the Conversion Securities issuable upon conversion of the Notes may be notated with one or all of the following legends:

(a)"THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

(b)Any legend set forth in, or required by, the other Loan Documents.

(c)Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book-entry so legended.

5.FURTHER AGREEMENTS.

5.1"Market Stand-Off" Agreement.  Each Purchaser agrees that such Purchaser shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Purchaser (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation), provided that all officers and directors of the Company are bound by and have entered into similar agreements.  Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the Purchaser's obligations under Section 5.1 or that are necessary to give further effect to this Section 5.1.  In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Purchaser shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Act.  The obligations described in this Section 5.1 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future.

5.2Further Assurances.  Each Purchaser agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

6.MISCELLANEOUS.

6.1Binding Agreement.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2Governing Law.  This Agreement shall be governed by and construed under the laws of the state of Idaho as applied to agreements among Idaho residents, made and to be performed entirely within the state of Idaho, without giving effect to conflicts of laws principles.

6.3Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at the address on the signature page below, and to Purchaser at the addresses set forth on the Schedule of Purchasers attached hereto or at such other addresses as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

6.6Modification; Waiver.  No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective only upon the written consent of the Company and the holders of the Notes representing a majority of the aggregate principal amount of all Notes then outstanding (the "Requisite Holders").  Any provision of the Notes may be amended or waived by the written consent of the Company and the Requisite Holders.

6.7Expenses.  The Company and each Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein.

6.8Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to each Purchaser, upon any breach or default of the Company under the Loan Documents shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character by Purchaser of any breach or default under this Agreement, or any waiver by any Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

6.9Purchaser's Finder’s Fees. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees or representatives is responsible.

6.10Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.11Entire Agreement.  This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT as of the date first written above.

COMPANY:

NEW JERSEY MINING COMPANY

By:

Name: John Swallow

Title: President and CEO

Address:

New Jersey Mining Company

Attn: John Swallow

201 N.  3rd Street

Coeur d'Alene, Idaho 83814

IN WITNESS WHEREOF, the parties have executed this CONVERTIBLE PROMISSORY NOTE PURCHASE AGREEMENT as of the date first written above.

PURCHASER:

(Entity name, if applicable)

By:___________________________________________________________________

Name:

Title:                                                           Trustee______________________________

Address:

SCHEDULE OF PURCHASERS

Name and Address	Loan Amount

EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

PLEASE SEE ATTACHED.

EXHIBIT B

FORM OF SECURITY INSTRUMENT

(REAL ESTATE MORTGAGE)

PLEASE SEE ATTACHED.

EXHIBIT C

CONFIDENTIAL INVESTOR QUESTIONNAIRE

Investor Information

Name of Investor/Purchaser (Print):	Name of Joint Investor (if any) (Print):
Signature (and title, if applicable) of Investor:	Signature (and title, if applicable) of Joint Investor (if any):
Social Security or Tax Identification Number of Investor:	Social Security or Tax Identification of Joint Investor (if any):
Mailing Address:	Residence Address (if other than mailing address):
Telephone and Facsimile Numbers (including Area Code):	Email addresses:

Accreditation:

The investor and any joint investor each represents and warrants that it is an accredited investor pursuant to one or more of the following categories (mark applicable categories):

☐ a.	A director or executive officer of New Jersey Mining Company (the "Company").
☐ b.

A natural person whose individual net worth (total tangible assets as currently valued, less total liabilities) or joint net worth with spouse at time of purchase exceeds $1,000,000.

•For these purposes, "total tangible assets" excludes the individual's primary residence.

•For these purposes, "total liabilities" excludes any related indebtedness secured by the primary residence up to its fair market value but includes the amount of any such indebtedness in excess of that value.  If the amount of debt secured by the primary residence increased in the 60 days preceding the accredited investor determination, other than in connection with the acquisition of the residence, the amount of such increase must be included as a liability.

☐ c.

A natural person who had an individual income in excess of $200,000 in each of two most recent years, or joint income with spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching same level of income in current year.

☐ d.

A corporation, limited liability company, partnership, tax-exempt organization (under Section 501(c)(3) of Internal Revenue Code of 1986, as amended) or Massachusetts or similar business trust (i) not formed for specific purpose of acquiring Securities and (ii) having total assets in excess of $5,000,000.

☐ e.

An entity which falls within one of following categories of institutional accredited investors, set forth in 501(a) of Regulation D under Securities Act of 1933, as amended ("Securities Act") [if you have marked this category, also mark which of following items describes the entity:]

☐ 1.

A bank as defined in Section 3(a)(2) of Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of Securities Act whether acting in its individual or a fiduciary capacity.

	☐ 2.	A broker/dealer registered pursuant to Section 15 of Securities Exchange Act of 1934.
	☐ 3.	An insurance company as defined in Section 2(13) of Securities Act.
	☐ 4.	An investment company registered under Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act.
	☐ 5.	A Small Business Investment Company licensed by U.S. Small Business Administration under Section 301(c) or (d) of Small Business Investment Act of 1958.
☐ 6.

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for benefit of its employees, if such plan has total assets in excess of $5,000,000.

	☐ 7.	Any private business development company as defined in Section 202(a)(22) of Investment Advisers Act of 1940.
☐ 8.

An employee benefit plan within meaning of Employee Retirement Income Security Act of 1974, if investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or if employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

☐ 9.

A trust, with total assets in excess of $5,000,000, not formed for specific purpose of acquiring Securities offered, whose purchase is directed by sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D.

☐ f.	An entity in which all equity owners are accredited investors.